4(e) Endorsement Applicable to SEP-IRA Contracts (ICC20SEP-RC-Z	EX-99.4e

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT APPLICABLE TO SEP-IRA CONTRACTS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract which both meets the requirements of Section 408(b) of the Code and which is intended to be used as a funding vehicle for a “Simplified Employee Pension Plan” described in Section 408(k) of the Code (“SEP-IRA Contract”).

The tax qualified provisions are being added to the Contract to comply with the requirements of the tax code. Compliance with the tax qualified provisions prevents loss of the advantages of tax deferral and prevents penalties.

This Contract is not offered as an Inherited Traditional IRA.

This SEP-IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest in this SEP-IRA Contract is not forfeitable.

The provisions of this SEP-IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

The Effective Date of this Endorsement is your Contract Date.

[Applicable to a trustee or custodial SEP-IRA Owner]

[If the Owner of this SEP-IRA Contract is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code and pertinent Regulations, this SEP-IRA Contract is an annuity contract that may be used as an asset of a traditional individual retirement account that (i) meets the requirements of Section 408(a) of the Code and (ii) is used as a funding vehicle for a Simplified Employee Pension Plan. In such a case “you” and “your” refer to the Annuitant where required by context, and the provisions of the custodial individual retirement account prevail during any period this SEP-IRA Contract is owned by such a trustee or custodian.]

PART I - DEFINITIONS

SECTION 1.01 ANNUITANT

The following is added at the end of the existing Section:

You must be both the Annuitant and the Owner [Applicable to a trustee or custodial SEP-IRA Owner] [, unless the Owner is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code].

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[Applicable to a trustee or custodial SEP-IRA Owner]

[If the Owner of this SEP-IRA Contract is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code, the Annuitant must be the individual for whose benefit such individual retirement account is maintained. Benefits under this SEP-IRA Contract are determined by the age of the Annuitant.]

The following is added at the end of the existing Section:

SECTION 1.12 EMPLOYER

“Employer” means the employer sponsoring the Simplified Employee Pension Plan described in Section 408(k) of the Code, and named on the application.

SECTION 1.16 NON-NATURAL OWNER

The following is added at the end of the existing Section:

Non-natural Owners other than a trustee or custodial SEP-IRA Owner are not permitted.

SECTION 1.17 OWNER

The existing Section is deleted and replaced by the following:

“Owner” means the individual shown as such on the cover page and in the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Ownership of this SEP IRA Contract cannot be changed, except where the ownership change is pursuant to a divorce decree [Applicable to a trustee or custodial SEP-IRA Owner] [or the Owner is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code].

[Applicable to a trustee or custodial SEP-IRA Owner]

[Where the Contract is purchased as an asset of a traditional individual retirement account under Section 408(a) of the Code that is used as a funding vehicle for a Simplified Employee Pension Plan described in Section 408(k) of the Code, the Owner must be a trustee or custodian meeting the requirements of Section 408(a) of the Code and pertinent Regulations. The Annuitant must be the individual for whose benefit such individual retirement account is maintained. If the Owner of this SEP-IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Owner may be changed to a different trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.]

The following is added at the end of the existing Section:

SECTION 1.18 PLAN

This Section does not apply to a Simplified Employee Pension Plan described in Section 408(k) of the Code.

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The following new Section is added:

SECTION 1.21A REQUIRED MINIMUM DISTRIBUTION PAYMENTS.

“Required Minimum Distribution Payments” means the payments from or with respect to this SEP-IRA Contract that are required by Sections 408(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules.”

The following new Section is added:

SECTION 1.22A SEP PLAN

“SEP Plan” means the Simplified Employee Pension Plan described in Section 408(k) of the Code, under which the Employer makes contributions applied to purchase this SEP-IRA Contract.

PART III – CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.02 LIMITS ON CONTRIBUTIONS

The title of this Section is changed to:

“SECTION 3.02 MINIMUM AMOUNTS, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS”

and the following is added at the end of the existing Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

Permissible Contributions to this SEP-IRA Contract:

We accept Contributions with respect to your compensation made by the Employer indicated on the application pursuant to the SEP Plan and limits of the Code (“Employer Contributions”). We also accept rollover Contributions and direct transfer Contributions from other traditional individual retirement arrangements.

Contributions we do not accept to this SEP-IRA Contract:

During the Contract Owner’s participation in the SEP Plan, we accept no regular contributions with respect to compensation from the Contract Owner (“Contract Owner Regular Contributions”). This limit may be changed after the termination of the SEP Plan or the Contract Owner’s separation from service with the Employer. See paragraph (d) below on “Contract Owner Regular Contributions After Change in Circumstances.”

We do not offer this SEP-IRA Contract as an Inherited IRA contract so we do not accept direct transfer contributions from the traditional IRA of a deceased IRA owner, nor do we accept direct rollover contributions from beneficiaries of deceased plan participants in eligible retirement plans.

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We do not offer this SEP-IRA Contract to fund employer-sponsored SIMPLE IRA plans described in Section 408(p) of the Code, so we do not accept contributions under those plans. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

(a) Employer Contributions

The timing and amounts of Employer Contributions are determined solely by the Employer under the terms of the SEP Plan and Sections 408(k), 408(j), 402(h) and 415(c)(1)(A) of the Code. However, we may refuse to accept amounts characterized as Employer Contributions to the extent that the amount exceeds the maximum permissible dollar amount that may be made under Section 415(c)(1)(A) of the Code for a taxable year. The maximum permissible dollar amount that may be made under Section 415(c)(1)(A) of the Code for a taxable year is $40,000, increased by any cost-of-living adjustment in effect for the taxable year as provided in Section 415(d)(1)(C) of the Code. Also, in addition to SEP Plan and Code limits, Employer Contributions to this SEP-IRA Contract are subject to the minimum and maximum Contribution limits in the Data Pages.

(b) Rollover Contributions

A “rollover contribution” is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16).

(c) Direct Transfer Contributions

A “direct transfer” contribution is the transfer of amounts to this SEP-IRA Contract directly from a traditional individual retirement account or another traditional individual retirement annuity contract which meets the requirements of Section 408 of the Code. This traditional individual retirement account or annuity contract may be, but need not be, used as a funding vehicle under any Simplified Employee Pension plan.

(d) Contract Owner Regular Contributions After Change in Circumstances

If the Contract Owner requests in writing supported by appropriate documentation that the either (i) the Employer has terminated the SEP Plan or (ii) the Contract Owner has separated from service with the Employer sponsoring the SEP Plan, we will remove the “SEP-IRA” designation from this Contract on our records and merely retain the “Traditional IRA” designation. No fees or charges will be imposed on any such change of designation. Thereafter we will no longer accept Employer Contributions in paragraph (a) above. If the Contract Owner is eligible to make Contributions (subject to the minimum and maximum Contribution limits in the Data Pages) we will accept Contract Owner Regular Contributions described below, rollover Contributions described in paragraph (b) and direct transfer Contributions described in paragraph (c).

Contract Owner “Regular” traditional IRA Contributions; Maximum Permissible Amount

Except in the case of a “rollover contribution” or a “direct transfer” contribution described in paragraphs (b) and (c) above, or except as noted under “Age 50”+ and “Temporary or specially directed rules” below in this paragraph (d), the total of “regular” traditional IRA contributions described in Section 219 of the Code will not exceed $5,000 for any taxable year. This $5,000 annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(D) of the Code. Such adjustments will be in multiples of $500.

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Age 50+. If you are age 50 or older, the annual dollar limit on regular contributions is increased by $1,000 for any taxable year.

Temporary or specially directed rules. You may make additional contributions specifically authorized by statute if you are eligible to do so under temporary or specially directed rules, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. We may request that you document your eligibility to make any such additional contributions.

PART VI - PAYMENT UPON DEATH

SECTION 6.01 BENEFICIARY

The following sentence is added at the end of the second paragraph of the existing Section.

Unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

SECTION 6.02 PAYMENT UPON DEATH

The following is added at the end of the existing Section:

(References in this Section to Protected Benefit Account (“PBA”) and Protected Benefit Account Value (“PBAV”) apply herein only if your Contract has been issued with a guaranteed benefit rider.)

Payment upon death is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code. See the Section, “Required Minimum Distribution Rules”.

Under either of the following two alternative circumstances a Death Benefit described in this Section will not be paid at your death before the Maturity Date and the coverage under this Contract will continue as described in paragraph (1) or (2) below, whichever is applicable. Your death may terminate an optional benefit described in a Rider to your Contract as described below. See Attachment A to this Endorsement.

(1)

If you are married at your death, the person named as sole Beneficiary under the “Beneficiary” Section of this Contract is your surviving spouse, and your surviving spouse elects the “Spousal Continuation” option as the Successor Owner Annuitant (“SOA”) under your Contract, then no Death Benefit is payable until after your surviving spouse’s death.

(2)	If the “Beneficiary Continuation Option” described in Section 6.04 is in effect, the entire interest in this Contract will be paid out after your death under the Beneficiary Continuation Option.

[Applicable to a trustee or custodial SEP-IRA Owner]

[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code and pertinent Regulations, in this Section “you” refers to the Annuitant, and your surviving spouse can be named successor Annuitant.]

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Terms Applicable to Spousal Continuation

To elect to become SOA under Spousal Continuation the surviving spouse must be age [85] or younger at the date of your death. Spousal Continuation of this Contract with an SOA may only be elected one time. Such election must be made no later than the Payment Transaction Date. [Applicable if an optional rider is elected] [If you have elected an optional benefit rider under the Contract, the eligibility rules applicable to optional benefits as SOA under Spousal Continuation are shown in the Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.]

Upon your surviving spouse’s election to continue the Contract, the PBAV of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in the Section “Payment Upon Death”, to equal the greater of (i) the PBAV or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of PBAV will be allocated in accordance with the current allocation instructions on file for the PBA. If the PBAV is greater than the Guaranteed Minimum Death Benefit, we do not reset the Guaranteed Minimum Death Benefit for the surviving spouse.

[The following text will appear only when an optional rider has been elected.]

[The effect of death on any optional rider for a Contract where SOA is elected under Spousal Continuation is shown in he Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.]

The following Section is added at the end of Part VI:

SECTION 6.04 BENEFICIARY CONTINUATION OPTION

References in this Section to Protected Benefit Account (“PBA”) and Protected Benefit Account Value (“PBAV”) apply herein only if your Contract has been issued with a guaranteed benefit rider.

This Section applies only if you die before the Maturity Date, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a “see-through trust”. A “see-through trust” is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the “Beneficiary” Section of this Contract, the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Death Benefit on the Payment Transaction Date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest in this Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the “Payment Upon Death” Section of this Contract.

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The terms of the Beneficiary Continuation Option are as follows:

(a)

This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary. The Continuation Beneficiary may not assign his/her portion of the entire interest in this Contract.

(b)

The Continuation Beneficiary automatically becomes the successor Annuitant with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract. If you have specifically elected under the “Beneficiary” Section of this Contract that we not separately account for each Beneficiary’s portion of the interest in this Contract, the oldest Continuation Beneficiary will be the successor Annuitant used as the measuring life for purposes of calculating the Required Minimum Distribution payments in Section 7.09, Part B (“Required Minimum Distribution Rules–Payments After Your Death”) below.

(c)

If the PBAV is less than the Guaranteed Minimum Death Benefit on the Payment Transaction Date we receive all Beneficiary Requirements, then we will reset such PBAV to equal such Guaranteed Minimum Death Benefit (plus the amount attributable to any optional enhanced Death Benefit Rider), and the Continuation Beneficiary’s portion of the entire interest in this Contract will be determined after any such reset.

(d)

Any amounts in the PBA will be transferred into the Investment Account Investment Options and the PBA will no longer be available under the Beneficiary Continuation Option Contract. The Continuation Beneficiary may transfer amounts among the Investment Account Investment Options with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(e)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(f)

Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract will be made in accordance with requirements described in Section 7.09, Part B (“Required Minimum Distribution Rules–Payments After Your Death”) below.

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(g)

The Beneficiary Continuation Option is designed to pay out at least annually the post-death Required Minimum Distribution payment calculated for a Continuation Beneficiary’s portion of the entire interest in this Contract. If a Continuation Beneficiary elects to take all or part of any such Required Minimum Distribution payment from another of your traditional individual retirement arrangements under which you also designated that Continuation Beneficiary as beneficiary, as described in Section 7.09, Part B (“Required Minimum Distribution Rules–Payments After Your Death”) below in order for us to suspend such payment, that Continuation Beneficiary must give us advance notice in accordance with our procedures at the time.

(h)	A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time.

(i)

Upon a Continuation Beneficiary’s death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Section 7.09, Part B (“Required Minimum Distribution Rules–Payments After Your Death”) below.

PART VII - ANNUITY BENEFITS is changed to:

“ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS”

The following new Section is added at the end of Part VII:

SECTION 7.09 REQUIRED MINIMUM DISTRIBUTION RULES

This Contract is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distributions to be made during your lifetime. Subsection B below describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulation Section 1.408-8. If you do not take lifetime Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

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For purposes of both the “lifetime” Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

Your “entire interest” in this Contract for purposes of the Required Minimum Distribution Rules. Your “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this SEP-IRA Contract, such as guaranteed death benefits.

Required Beginning Date. Your “Required Beginning Date” is the first day of April following the calendar year in which you attain age 70 1/2. This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

A. Required Minimum Distribution Rules -Payments During Your Life

Notwithstanding any provision of this Contract to the contrary, the distribution of your entire interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized the distribution of your interest in this Contract must satisfy the requirements of Section 408(a)(6) of the Code and the Regulations thereunder.

Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect, over (a) your life, or the lives of you and your designated Beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated Beneficiary.

These “lifetime” Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As A-1, A-4 and A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation.

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 70 1⁄2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

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B. Required Minimum Distribution Rules – Payments After Your Death

(a) Death On or After Lifetime Required Minimum Distribution Payments Begin. If you die on or after lifetime Required Minimum Distribution payments begin, any remaining portion of your interest in this Contract will continue to be distributed under the Annuity Benefit or other option chosen under this Contract.

(b) Death Before Lifetime Required Minimum Distribution Payments Begin. If you die before lifetime Required Minimum Distribution payments begin, your entire interest in this Contract will be distributed at least as rapidly as follows:

(1)

If your designated Beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest in this Contract will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to take distribution of your entire interest in this Contract in accordance with this Subsection B, paragraph (b)(3) below.

(2)

If your sole designated Beneficiary is your surviving spouse, your entire interest in this Contract will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1⁄2, if later), over such surviving spouse’s life expectancy. In the alternative, your surviving spouse may elect to take distribution of your entire interest in this Contract in accordance with this Subsection B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest in this Contract will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse’s death, over your spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of your spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in this Contract in accordance with this Subsection B, paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest in this Contract will continue to be distributed under the Annuity Benefit or other option chosen under this Contract.

(3)

If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, your entire interest in this Contract will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under this Subsection B, paragraph (b)(2) above).

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year specified in paragraph (b)(1) or (b)(2) of this Subsection B and reduced by 1 for each subsequent year.

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(c) If the sole designated Beneficiary is your surviving spouse, and the Spousal Continuation option described in the Section, “Payment Upon Death” is in effect, distribution of your interest in this Contract need not be made until your surviving spouse’s Required Beginning Date for lifetime Required Minimum Distributions described above in Subsection A of this Section, or your surviving spouse’s death if earlier.

(d) For purposes of paragraphs (a) and (b) of this Subsection B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in Subsection A of this Section or, if applicable, on the date distributions are required to begin to the surviving spouse under this Subsection B, paragraph (b)(2) above. However, if distributions start on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, prior to the applicable date in the preceding sentence, then required distributions are considered to commence on the annuity starting date.

(e) Potential aggregation with your other traditional individual retirement arrangements. In the circumstances described in this paragraph (e), a Beneficiary who is also your designated beneficiary under at least one other of your traditional individual retirement arrangements may choose to take the post-death required minimum distribution payments calculated for this Contract in the manner specified in paragraph (b)(1) or (b)(2) of this Subsection B above for the Beneficiary’s portion of the entire interest in this SEP- IRA Contract from another of your traditional individual retirement arrangements in accordance with Treasury Regulation Section 1.408-8, Q&A A-9. We may request that a Beneficiary document eligibility to take withdrawals from another of your other traditional individual retirement arrangements.

This choice does not apply if your Beneficiary has elected the alternative calculation method to take distribution of your entire interest in this Contract under this Subsection B, paragraph (b)(3) above.

The post-death Required Minimum Distribution must be calculated separately for each traditional IRA. The separately calculated amounts may then be totaled and the total distribution taken from any one or more of the individual’s traditional IRAs held as a beneficiary of the same decedent and which are being distributed under the life expectancy rule in Section 401(a)(9)(B)(iii) or (iv) of the Code. Such amounts may not be aggregated with amounts held in IRAs that the Beneficiary holds as the IRA owner or as the beneficiary of another decedent. Distributions from Section 403(b) contracts or accounts will not satisfy the distribution requirements from traditional IRAs. Distributions from Roth IRAs will not satisfy the distribution requirements applicable to traditional IRAs or section 403(b) accounts or contracts and distributions from IRAs or section 403(b) contracts or accounts will not satisfy the distribution requirements from Roth IRAs.

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PART IX - GENERAL PROVISIONS

SECTION 9.02 STATUTORY COMPLIANCE

The following is added at the end of the existing Section:

If this Contract fails to qualify as an individual retirement annuity under Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

SECTION 9.04 REPORTS AND NOTICES

The following is added at the end of the existing Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

SECTION 9.05 CHANGE IN OWNER

The existing Section is deleted and replaced by the following:

The Ownership of this SEP-IRA Contract cannot be changed.

[Applicable to a trustee or custodial SEP-IRA Owner]

[Where this Contract is purchased as an asset of a traditional individual retirement account under Section 408(a) of the Code that is used as a funding vehicle for a Simplified Employee Pension Plan described in Section 408(k) of the Code, the Owner must be a trustee or custodian meeting the requirements of Section 408(a) of the Code and pertinent Regulations. The Annuitant must be the individual for whose benefit such individual retirement account is maintained. If the Owner of this SEP-IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Owner may be changed to a different trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.]

[The following text will appear only when an optional rider has been elected.] [There are special rules applicable under the Contract upon the transfer of ownership of the Contract incident to a divorce decree as described in the “Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.”]

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SECTION 9.06 ASSIGNMENTS AND TRANSFERABILITY

The existing Section is deleted and replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

Mark Pearson, Chief Executive Officer	Dave S. Hattem, Senior Executive Director and Secretary

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